UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to (§)240.14a-12

GameStop Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO

GAMESTOP CORP.

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2023

This proxy statement supplement dated June 8, 2023 (the “Supplement”) supplements the definitive proxy statement and notice of annual meeting of stockholders dated May 2, 2023 (the “Proxy Statement”) filed by GameStop Corp. (the “Company”) relating to the proxies being solicited by the Board of Directors of the Company (the “Board”) in connection with the Company’s 2023 Annual Meeting of Stockholders to be held on Thursday, June 15, 2023 at 10:00 a.m. Central Daylight Time in virtual-only format (the “Annual Meeting”). This Supplement, which describes a recent change in the proposed nominees for election to the Board, should be read in conjunction with the Proxy Statement and related proxy materials, including the Notice Regarding the Availability of Proxy Materials.

Withdrawal of Nominee for Election to the Board

As described in the Proxy Statement, the Board nominated six candidates to stand for election as directors at the Annual Meeting. However, as previously disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 7, 2023, Matthew Furlong, one of the director nominees named in the Proxy Statement, was terminated without cause as President and Chief Executive Officer of the Company on June 5, 2023 and resigned from the Board, effective immediately. On June 5, 2023, the Board determined to withdraw its nomination of Mr. Furlong, and does not intend to nominate a replacement nominee, for election at the Annual Meeting. The Board also determined to reduce the size of the Board from six to five members on June 7, 2023.

Each of the five remaining candidates nominated by the Board named in the Proxy Statement sent or made available to the Company’s stockholders intends to stand for election or re-election at the Annual Meeting, as applicable.

Voting Matters

The form of proxy card included in the Company’s definitive proxy materials remains valid, notwithstanding Mr. Furlong’s withdrawal. Mr. Furlong has also irrevocably appointed Nir Patel as his substitute proxy for the Annual Meeting, with further power of substitution. Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining five nominees named in the Proxy Statement. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the election of Mr. Furlong will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein with respect to all matters properly brought before the Annual Meeting, including the election or re-election of the other director nominees, as applicable.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instruction. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding the name of Mr. Furlong as a nominee for election as director.

None of the other proposals to be presented at the Annual Meeting, as described in the Proxy Statement, is affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares of common stock. Information regarding the Annual Meeting and how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement. The Proxy Statement is also available on the Company’s website at http://investor.gamestop.com. This Supplement is being made available online at the same location on or about June 8, 2023.

By order of the Board of Directors,

/s/ Mark H. Robinson
Mark H. Robinson
General Manager, General Counsel and Secretary